Exhibit 99.1

Eliem Therapeutics Announces Plans to Explore Strategic Alternatives

SEATTLE and CAMBRIDGE, UK, —(GLOBE NEWSWIRE) – July 20, 2023 – Eliem Therapeutics, Inc. (Nasdaq: ELYM) today announced that it has completed a review of its business, including the status of its programs, resources, and capabilities, and has made the determination to halt further development of its Kv7 program and to conduct a comprehensive exploration of strategic alternatives focused on maximizing shareholder value. Eliem has engaged Leerink Partners to act as a strategic advisor in the process.

As part of this process, Eliem will explore potential strategic alternatives that may include, but are not limited to, an acquisition, merger, business combination, or other transaction. There can be no assurance that its exploration will result in Eliem pursuing a transaction or that any transaction, if pursued, will be completed on attractive terms, if at all. Eliem has not set a timetable for completion of this evaluation process and does not intend to disclose further developments unless and until it is determined that further disclosure is appropriate or necessary.

As of June 30, 2023, the Company had a preliminary unaudited amount of approximately $102.6 million in cash, cash equivalents and investments in marketable securities.

About Eliem Therapeutics, Inc.

Eliem Therapeutics, Inc. is a biotechnology company focused on developing novel therapies for neuronal excitability disorders to address unmet needs in psychiatry, epilepsy, chronic pain, and other disorders of the peripheral and central nervous systems. At its core, the Eliem team is motivated by the promise of helping patients live happier, more fulfilling lives.

https://eliemtx.com/

Forward-Looking Statements

This press release contains forward-looking statements, including, without limitation, statements relating to: the continued development and clinical and therapeutic potential of Eliem’s product candidates and strategic alternatives. Words such as “excited,” “advance,” “look forward,” “believe,” “potential,” “will,” “on track,” “expects,” “opportunity,” “continues,” “plans,” “runway,” “initiate,” “anticipated,” “support,” or other similar expressions, identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. The forward-looking statements in this press release are based upon Eliem’s current plans, assumptions, beliefs, expectations, estimates and projections, and involve substantial risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements due to these risks and uncertainties as well as other factors, which include, without limitation: Eliem’s ability to successfully pursue a strategic alternative transaction on attractive terms, or at all ; and other factors discussed under the caption “Risk Factors” in Eliem’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023. This filing is available on the SEC’s website at www.sec.gov. Additional information will also be set forth in Eliem’s other reports and filings it will make with the SEC from time to time. The forward-looking statements made in this press release speak only as of the date of this press release. Eliem expressly disclaims any duty, obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Eliem’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Investors

Chris Brinzey

ICR Westwicke

chris.brinzey@westwicke.com

339-970-2843

Media

Marites Coulter

Verge Scientific

Mcoulter@vergescientific.com

415-819-2214